CONSENT



      We hereby consent to the references to this firm and our opinions in the Registration Statement on Form S-1 filed by Bayonne Bancshares, Inc., and all amendments thereto and the Application for Conversion on the Form AC filed by Bayonne Bankshares, M.H.C. (the "MHC") and all amendments thereto, relating to the conversion of the MHC and the reorganization of the MHC and First Savings Bank of New Jersey, SLA (the "Bank"), the concurrent sale or exchange of the Bank's outstanding capital stock to Bayonne Bancshares, Inc., a holding company formed for such purpose, and the offering of Bayonne Bancshares, Inc.'s common stock.



                                           MULDOON, MURPHY & FAUCETTE


                                           /s/  MULDOON, MURPHY & FAUCETTE
                                           -------------------------------------

Dated this 12th day of
March, 1997